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                                  EXHIBIT 11

                            AMSOUTH BANCORPORATION
         STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                                Three Months Ended         Year Ended
                                                                    December 31            December 31
                                                               --------------------   ---------------------
                                                                1997          1996     1997           1996
                                                               --------------------------------------------
                                                                   (In thousands except per share data)
Net income..............................................     $ 58,892      $ 51,615  $226,167      $182,676
                                                              =======       =======   =======       =======

Average shares of common stock outstanding..............       80,577        84,411    82,039        84,906
                                                              =======       =======   =======       =======

Earnings per common share...............................     $   0.73      $   0.61  $   2.76      $   2.15
                                                              =======       =======   =======       =======

Diluted average shares of common stock outstanding......       81,392        85,058    82,746        85,843
                                                              =======       =======   =======       =======

Diluted earnings per common share.......................     $   0.72      $   0.61  $   2.73      $   2.13
                                                              =======       =======   =======       =======

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